Exhibit 10.7

Execution Version

EQUITY COMMITMENT AGREEMENT

dated as of November 10, 2025

by and among

NORTHERN DATA AG

and

RUMBLE INC.

and

TETHER INVESTMENTS, S.A. DE C.V.

EXHIBITS

Exhibit A	Form of Draw Down Notice
Exhibit B	Form of Closing Notice

- i -

equity commitment AGREEMENT

November 10, 2025

This EQUITY COMMITMENT AGREEMENT (this “Agreement”) is made and entered into as of the date first above written by and among Northern Data AG, a German stock corporation (Aktiengesellschaft) (the “Company”), Rumble Inc., a corporation incorporated under the laws of the State of Delaware (“Rumble”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (the “Purchaser”, and together with the Company and Rumble, the “Parties”).

RECITALS

WHEREAS, Rumble is concurrently entering into a (1) Transaction Support Agreement, dated as of the date hereof, by and between Rumble and the Purchaser (the “Tether Transaction Support Agreement”) and (2) a Business Combination Agreement, dated as of the date hereof, by and between Rumble and the Company (the “BCA”);

WHEREAS, this Agreement shall become effective on the Execution Date and shall remain in effect until the Closing (as defined in the Tether Transaction Support Agreement) (the “Closing”);

WHEREAS, the management board (Vorstand) and supervisory board (Aufsichtsrat) of the Company have approved the transactions contemplated under this Agreement; and

WHEREAS, following the Execution Date, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company and the Purchaser may agree on a cash share capital increase of the Company under exclusion of the pre-emption rights of the other shareholders of the Company utilizing the Company’s Authorized Capital 2024/II (Genehmigtes Kapital 2024/II) as defined in Section 6.1 of the Company’s articles of association (the “Authorized Capital 2024/II”); pursuant to section 186 para. 3 sentence 4 of the German Stock Corporation Act (“AktG”) up to the Aggregate Limit of the Company’s Shares (as defined below) to fund Covered Taxes (as defined herein) prior to the Closing.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) “Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

(b) “Affiliate” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.

(c) “Aggregate Limit” means 12,839,335 new non-par value bearer shares of the Company.

(d) “Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

(e) “Closing” shall have the meaning set forth in the Recitals.

(f) “Company Material Adverse Effect” means a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

(g) “Constituent Documents” means, with respect to any corporation, its articles of association, charter, bylaws and the rules of procedure of any committee; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

(h) “Covered Taxes” means any unpaid Taxes of the Company or any of its Subsidiaries arising for any tax period prior to the Closing, but shall not apply to (i) Taxes arising from actions taken by the Company or its Subsidiaries with the Purchaser’s prior written consent between the execution of the BCA and the Closing, and (ii) Taxes on capital gains, income Taxes, or customary asset transfer Taxes, except to the extent such Taxes become due and payable as a result of an audit by a tax authority or are otherwise claimed or demanded by tax authorities because such Taxes have not been timely paid.

(i) “Draw Down” means the transactions contemplated under Section 6.01 of this Agreement.

(j) “Draw Down Amount” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.

(k) “Draw Down Amount Requested” shall mean the number of Shares requested by the Company in its Draw Down Notice as provided in Section 6.01(d) hereof.

(l) “Draw Down Notice” shall have the meaning assigned to such term in Section 6.01(c) hereof.

(m) “Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right of way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(o) “Execution Date” shall mean the date hereof.

(p) “Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, stock exchange, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body.

(q) “Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

(r) “Investment Period” shall have the meaning assigned to such term in Section 7.01 hereof.

(s) “Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

(t) “Parties” shall have the meaning assigned to such term in the preamble.

(u) “Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

(v) “Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

(w) “Purchaser Material Adverse Effect” means a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(x) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission m (SEC) thereunder.

(y) “Shares” shall mean all non-par value bearer shares of the Company issuable to the Purchaser upon exercise of any Draw Down.

(z) “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

(aa) “Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions.

ARTICLE II
ISSUANCE AND SUBSCRIPTION OF SHARES

Section 2.01 Issuance and Subscription of Shares. Upon the terms and subject to the conditions of this Agreement, the Company undertakes to issue, and the Purchaser agrees to subscribe, from time to time during the Investment Period, up to the Aggregate Limit of Shares of the Company, priced at the Subscription Price, pursuant to one or more Draw Down Notices that Rumble may elect to request issuance of the Shares as provided in ARTICLE VI hereof.

Section 2.02 Effective Date. This Agreement has been executed on the Execution Date, and shall become effective immediately.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the Execution Date and as of each date of Rumble’s delivery of a Draw Down Notice:

(a) Organization. The Company is a German stock corporation (Aktiengesellschaft) duly incorporated, validly existing and in good standing under the laws of Germany and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted.

(b) Authorization, Enforcement. The Company has full corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in particular to issue any Shares hereunder, and each such certificate or other instrument required to be executed and delivered by the Company pursuant hereto. The execution, delivery and performance of this Agreement have been, and the consummation of the transactions contemplated hereby (including the issuance of the Shares hereunder) will have been, by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company. None of the execution, delivery and performance of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby, by the Company requires any authorization, vote or other approval of the shareholders of the Company pursuant to the Constituent Documents of the Company or applicable Law. The resolution of the Company’s general meeting to create Authorized Capital 2024/II, on the basis of which new shares are being issued hereunder, has been adopted in accordance with the Constituent Documents of the Company and applicable Law, is not subject to any actions for rescission or annulment, and the implementation of any capital increase is not subject to any actions for injunctive relief or declaratory relief or other legal remedies.

(c) Binding Effect. This Agreement has been duly executed and delivered by the Company. This Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Non-Contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Company, (ii) violate or conflict with any Law, Government Order or Permit applicable to the Company or by which any property or asset of the Company is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Company is a party or by which the Company is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Company, except in the case of clauses (ii) through (iv) of this Section 3.01(d), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, consent, approval, authorization, order, license, registration or qualification by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the AktG, (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the Execution Date and as of the date of each Draw Down Notice and as of each date of Rumble’s delivery of a Draw Down Notice:

(a) Organization and Standing of the Purchaser. The Purchaser is a Salvadoran Sociedad Anónima de Capital Variable, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted.

(b) Authorization and Power. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, are within the corporate or other organizational powers of the Purchaser and have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to the Purchaser or by which any property or asset of the Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Purchaser is a party or by which the Purchaser is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Purchaser, except in the case of clauses (ii) through (iv) of this 3.02(c), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(d) Governmental Approvals. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, require no action, consent, approval, authorization, order, license, registration or qualification by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e) Litigation or Government Order. There is no Action pending or threatened in writing against the Purchaser, any of their its Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Purchaser or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement, (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or (iii) have a Purchaser Material Adverse Effect.

(f) Financing. The Purchaser has, and will continue to have through the applicable date of such obligation, sufficient cash or other sources of immediately available funds to enable it to consummate the subscription of the maximum amount of Shares up to the Aggregate Limit.

(g) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to subscribe for the Shares pursuant hereto. The Purchaser understands that nothing in this Agreement nor any other materials presented by or on behalf of the Company to the Purchaser in connection with the acquisition of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Shares hereunder.

ARTICLE IV
COVENANTS

Section 4.01 Covenant of the Company. The Company covenants with the Purchaser that the Company will have available, and shall reserve and keep available at all times during the Investment Period, a portion of the Authorized Capital 2024/II in the amount of at least EUR 12,839,335.00, or a portion of any newly established authorized capital with terms comparable to the Authorized Capital 2024/II in an amount of at least EUR 12,839,335.00 and the Company will not use or utilize the Authorized Capital 2024/II without the prior written consent of the Purchaser.

ARTICLE V
CONDITIONS TO THE SUBSCRIPTION AND ISSUANCE OF THE SHARES

Section 5.01 Conditions Precedent to the Obligation of the Company to Issue the Shares. Following Rumble’s delivery of a Draw Down Notice, the obligation hereunder of the Company to issue the Shares to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Execution Date and the date of Rumble’s delivery of a Draw Down Notice.

(b) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Section 5.02 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Subscribe the Shares. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire, and pay the contributions for, the Shares is subject to the satisfaction or waiver, on the date of Rumble’s delivery of a Draw Down Notice of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) BCA Conditions. The conditions set forth in Section 4.21 and Section 4.22 of the BCA shall have been satisfied or waived in accordance with the BCA.

(b) Legal Opinion. The Purchaser and Rumble shall have received a German-law legal opinion from Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater, legal advisor to the Company, in form and substance satisfactory to the Purchaser, in particular, but not limited to, relating to customary statements on capacity of the Company, enforceability of this Agreement, valid issuance of the newly issued shares and no stamp tax.

(c) Accuracy of the Company’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of the date of Rumble’s delivery of a Draw Down Notice, as though made at that time.

(d) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(e) Covered Taxes. The Parties have agreed on the existence of Covered Taxes that are due and payable, or the existence of such Covered Taxes has been established, all as set forth in Section 5.03 and the Draw Down Amount Requested in the applicable Draw Down Notice does not exceed the amount of Covered Taxes that are agreed or established to be due and payable.

(f) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.02 hereof.

Section 5.03 Establishment of Covered Taxes.

(a) Prior to Rumble issuing a Draw Down Notice, the Company shall furnish to the Purchaser and Rumble (i) each assessment, audit paper and other communication with the relevant tax authorities indicating that a Covered Tax is due and payable; (ii) the relevant accounting records of the Company and/or its Subsidiaries necessary for the calculation of the relevant Covered Taxes; and (iii) a tax legal analysis from a reputable tax advisor detailing the existence and amount of the relevant Covered Taxes for which the Company intends to issue a Draw Down Notice and the merits of the relevant tax authority’s determination that such Covered Tax is due and payable (a “Tax Notice”).

(b) If the Purchaser does not dispute a Tax Notice duly submitted by the Company within fifteen (15) Business Days in writing (email being sufficient) (a “Dispute Notice”), the existence of the relevant Covered Taxes shall be established for purposes of this Agreement, and, subject to the other conditions set forth herein, Rumble may proceed to issue a Draw Down Notice.

(c) If the Purchaser provides Rumble and the Company with a Dispute Notice, the Parties shall use reasonable endeavors to discuss the existence of the relevant Covered Taxes and reach an agreement within fifteen (15) Business Days after receipt of the Dispute Notice by the Company. If the Parties are unable to agree on the Covered Taxes within this time frame, they shall jointly select one of the big four accounting firms as an expert to resolve on the existence of the Covered Taxes and when such Covered Taxes are due and payable or otherwise required to be accrued as a liability under GAAP or IFRS (the “Expert”), provided that this may not be the tax advisor who has provided the analysis pursuant to Section 5.03(a).

(d) The Parties shall duly cooperate with the Expert and furnish all documents and other information requested by the Expert in a timely manner, and the Company shall ensure that the Company and its Subsidiaries will provide such information.

(e) The decision of the Expert shall be final and binding upon the Parties. The costs of the Expert shall be borne by the Parties in equal amounts.

ARTICLE VI
DRAW DOWN TERMS

Section 6.01 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the Parties undertake (unless otherwise mutually agreed upon by the Parties in writing) to carry out the following steps if at any time during the Investment Period, Rumble provides a notice to the Purchaser of Rumble’s exercise of any Draw Down via email (the “Draw Down Notice”), substantially in the form attached hereto as Exhibit A, for a specified Draw Down Amount Requested of up to an aggregate amount equal to the quantity of the Aggregate Limit for the purpose of funding accrued and unpaid and/or potential future Covered Taxes:

(a) Without undue delay, the Purchaser shall provide the Company with a closing notice in the form of Exhibit B attached hereto.

(b) The Company shall, to the extent legally permissible, procure that the management board and the supervisory board of the Company adopt corresponding resolutions regarding the utilization of the Company’s Authorized Capital 2024/II for a cash share capital increase of the Company under exclusion of the pre-emption rights of the other shareholders of the Company pursuant to section 186 para. 3 sentence 4 AktG in an amount equal to the Draw Down Amount Requested and shall procure that only the Purchaser is admitted to subscribe to such shares.

(c) Following passing of the corresponding resolutions by the Company, the Purchaser shall subscribe for the new Shares by delivering to the Company duplicates of a duly signed subscription certificate (Zeichnungsschein) in customary form.

(d) The Purchaser shall pay, or arrange for payment of an amount equal to the product of the number of the subscribed Shares and the Reference Price (as defined in the Tether Transaction Support Agreement) (the “Subscription Price”) to a special account of the Company as specified by the Company held at the settlement agent (to be appointed by the Company), provided that this price meets the minimum threshold under German law. For this purpose, the Reference Price is to be calculated as of the date the Draw Down Notice is received by the Purchaser.

(e) The Company shall without undue delay, upon receipt of the Subscription Price, submit the application for registration of the share capital increase to the commercial register of the Company.

(f) Following registration of the share capital increase in the commercial register of the Company, the Company shall without undue delay arrange for the (i) inclusion to trading of the newly issued Shares in the open market of the Frankfurt Stock Exchange and (ii) delivery of the newly issued Shares to the Purchaser’s depository account as specified by the Purchaser.

(g) The Parties undertake to deliver the required contact details of and instructions to their respective custodian banks to arrange for the settlement of the newly issued Shares to the Purchaser.

(h) Following completion of the relevant capital increase, the Company shall provide the Purchaser with evidence reasonably satisfactory to Purchaser to show that the Company has actually utilized the funds from the sale of the Shares to settle the relevant Covered Taxes.

Section 6.02 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may Rumble issue a Draw Down Notice to the extent that the issuance of Shares pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to Section 6.01 would cause the Company to issue or the Purchaser to subscribe an aggregate number of Shares exceeding the Aggregate Limit. If Rumble issues a Draw Down Notice that otherwise would permit the Purchaser to subscribe for a number of Shares which would cause the aggregate subscriptions by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio.

ARTICLE VII
TERMINATION

Section 7.01 Term, Termination by Mutual Consent. This Agreement shall terminate automatically on the earlier of (i) date of Closing and (ii) the date the BCA and/or the Tether Transaction Support Agreement are terminated (the “Investment Period”).

Section 7.02 Effect of Termination. If this Agreement is terminated as provided in Section 7.01 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 8.10 hereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement. The Company shall bear any fees and expenses in connection with capital increases under this Agreement.

Section 8.02 US Securities Laws. The Purchaser hereby represents and warrants to the Company that it is outside the United States (as defined in Regulation S under the Securities Act) and acknowledges and agrees that the Shares which it is committing to purchase pursuant to this Agreement have not been and will not be registered under the Securities Act or with any regulatory authority of any state or other jurisdiction in the United States.

Section 8.03 Specific Enforcement, Consent to Jurisdiction.

(a) The Company, Rumble and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

(b) All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Section 8.04 Entire Agreement; Amendment. This Agreement represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section 8.05 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith:

If to the Company:	Northern Data AG An der Welle 3 60322 Frankfurt/Main Germany Attention:

With a copy (which shall not constitute notice):	Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte Taunusanlage 11, 60329 Frankfurt/Main
Email: stephan.aubel@gleisslutz.com

If to Rumble:	Rumble, Inc. 444 Gulf of Mexico Dr. Longboat Key, Florida 34228 Attention: Email:

With a copy (which shall not constitute notice):	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attention: Russel L. Leaf, Sean M. Ewen
Email: rleaf@willkie.com; sewen@willkie.com

If to the Purchaser:	Tether Investments, S.A. de C.V. Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza Nivel 12 San Salvador, Republica de El Salvador Attention: Email:
With a copy (which shall not constitute notice):

McDermott Will & Schulte Rechtsanwälte
Steuerberater LLP

Oberlindau 54-56

60323 Frankfurt am Main

Germany

Attention: Dr. Felix Ganzer

and

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention: Daniel Woodard

Email: dwoodard@mwe.com

(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

Section 8.06 Waivers. No waiver by either Party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 8.07 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.08 Successors and Assigns. Neither party may assign this Agreement to any Person without the prior consent of the other party.

Section 8.09 Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without recourse to any conflicts of law provisions.

(b) All disputes arising under or in connection with this Agreement (including any dispute in connection with a breach, termination or its validity) shall be finally settled, under exclusion of any state court’s competence, by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS)), including the Supplementary Rules for Expedited Proceedings, as applicable as of the filing of the claim. Each arbitrator shall be eligible for the office of a judge in Germany and have proven expertise and professional expertise as is required for the relevant dispute at hand. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English. Documents already existing as at the date of this Agreement may also be submitted in the German language.

Section 8.10 Survival. The representations and warranties of the Company and the Purchaser contained in ARTICLE III and the covenants contained in ARTICLE IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in Article VI of this Agreement shall survive the execution and delivery hereof.

Section 8.11 Counterparts. This Agreement and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

Section 8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. Each Party hereby expressly agrees that, in the event that any action or determination of any regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition, including, without limitation, by amending this Agreement to the extent necessary therefor.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

NORTHERN DATA AG

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	Co-Chief Executive Officer

RUMBLE INC.

By:	/s/ Chris Pavlovsk
Name:	Chris Pavlovski
Title:	Chief Executive Officer

TETHER INVESTMENTS, S.A. DE C.V.

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Equity Commitment Agreement (Northern Data)]

EXHIBIT A

FORM OF DRAW DOWN NOTICE

Reference is made to the Equity Commitment Agreement dated as of November 10, 2025 (the “Commitment Agreement”) by and among Northern Data AG, a German stock corporation (Aktiengesellschaft), Rumble Inc., a corporation incorporated under the laws of the State of Delaware and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Commitment Agreement.

All conditions precedent to the obligations of the Purchaser contained in Section 5.02 and Section 5.03 of the Commitment Agreement have been met and the representations and warranties of the Company contained in ARTICLE III of the Commitment Agreement shall be true and correct in all material respects on and as of the Settlement Date.

In accordance with and pursuant to Section 6.01 of the Commitment Agreement, Rumble hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

Draw Down Amount Requested:

Dollar Amount and Number of Shares Currently Available under the Aggregate Limit:

Dated: ____________________________	By:	Rumble Inc.

Name:
Title:

EXHIBIT B

FORM OF CLOSING NOTICE

To:

Northern Data AG

An der Welle 3

60322 Frankfurt/Main

Germany

Attention: John Hoffman

Attention:

We refer to the equity commitment agreement (the “Agreement”) dated November 10, 2025, by and among Rumble, Inc., us and yourselves and to the Draw Down Notice delivered to us by Rumble on _______________ 20___. Terms defined in the Agreement have the same meaning herein.

We hereby request that you take all steps required to utilize your Authorized Capital 2024/II, including the adoption of all required resolutions of your management board and your supervisory board to issue in connection with a cash share capital increase under exclusion of the pre-emption right of the other shareholders of the Company pursuant to section 186 para. 3 sentence 4 AktG and deliver such Shares in accordance with the following instructions:

________________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________

Signed by: _________________________

Name: ____________________________

Date: _____________________________

For and on behalf of

Tether Investments, S.A. de C.V.